NEWS 1 www.facebook.com/ford www.medium.com/@fordwww.twitter.com/ford www.instagram.com/ford John C. May, Chairman and CEO of Deere & Co., Named to Ford Board DEARBORN, Mich., Dec. 9, 2021 – Ford Motor Company’s board of directors elected John C. May to be a director of the company effective today. May will serve on the Finance, Compensation, Talent and Culture, and Nominating and Governance committees. His appointment expands Ford’s board to 15 members. May is chairman and CEO of Deere & Company, a world leader in agriculture and construction products, technology and services. He was named to those positions in May 2020 and November 2019, respectively. Under May’s leadership, Deere is revolutionizing the agriculture and construction industries through the rapid introduction of connectivity and advanced technology. Bill Ford, Ford’s executive chair, said May’s experience helping to transform Deere as a smart industrial company is relevant to Ford’s own ambitious transformation, and brings additional valuable insight to the Ford board. “Our industry is in an exciting period of disruption and we’re changing Ford in significant ways that are good for all our customers and stakeholders, with advanced technology and digital connectivity at the center,” said Bill Ford. “That’s what Deere is doing in its businesses, making John’s expertise invaluable to our board as the Ford management team executes the company’s strategy for growth and value creation.” May, the 10th CEO in Deere’s storied 184-year history, has spent most of his career with the Moline, Ill.-based company. May’s leadership roles at Deere have included president and COO; president of the Worldwide Agriculture & Turf Division, responsible for the Americas and Australia and several major global businesses; chief information officer; and president, Agricultural Solutions. Earlier, May spent three years as managing director of Deere’s China operations during a period of significant growth. He joined the company 1997 after five years as a management consultant at KPMG Peat Marwick. May holds a bachelor’s degree from the University of New Hampshire and a master’s degree in Business Administration from the University of Maine. Additional biographical information and a photo of John May are available at media.ford.com. ### About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company’s Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 184,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

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